As filed with the Securities and Exchange Commission on August 31, 2011

Registration No. 333- 107988

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZORAN CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-2794449
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1390 Kifer Road

Sunnyvale, California 94086

(Address of Registrant’s Principal Executive Office) (Zip Code)

1995 Employee Stock Purchase Plan,

2000 Nonstatutory Stock Option Plan,

Oak Technology, Inc. 1994 Outside Directors Stock Option Plan,

Oak Technology, Inc. 1994 Stock Option Plan,

Oak Technology, Inc. Executive Stock Option Plan,

Oak Technology, Inc. 2002 Stock Option Plan for the TeraLogic Group,

Xionics Document Technologies, Inc. 1993 Stock Option Plan,

Xionics Document Technologies, Inc. 1995 Stock Option Plan and

Xionics Document Technologies, Inc. 1996 Stock Option Plan

(Full title of the plan)

Will Gardiner

Chief Executive Officer, President, Chief Financial Officer, Treasurer and Secretary

Zoran Corporation

1390 Kifer Road

Sunnyvale, California 94086

(408) 523-6500

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

David J. Segre

Steven V. Bernard

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-107988) (the “Registration Statement”), originally filed by Zoran Corporation, a Delaware corporation (the “Company”), on August 14, 2003, which registers shares of the Company’s common stock to be offered or sold pursuant to the following plans (the “Shares”): 1995 Employee Stock Purchase Plan; 2000 Nonstatutory Stock Option Plan; Oak Technology, Inc. 1994 Outside Directors Stock Option Plan; Oak Technology, Inc. 1994 Stock Option Plan; Oak Technology, Inc. Executive Stock Option Plan; Oak Technology, Inc. 2002 Stock Option Plan for the TeraLogic Group; Xionics Document Technologies, Inc. 1993 Stock Option Plan; Xionics Document Technologies, Inc. 1995 Stock Option Plan; and Xionics Document Technologies, Inc. 1996 Stock Option Plan. The Company has filed this Amendment to withdraw and remove from registration the Company’s unissued and unsold Shares.

On August 31, 2011, pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of June 16, 2011, by and among CSR plc, a company organized under the laws of England and Wales (“CSR”), Zeiss Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of CSR (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company surviving the merger as the wholly-owned subsidiary of CSR (the “Merger”).

As a result of the Merger, the offering of Shares pursuant to the Registration Statement has been terminated. In accordance with the Company’s undertaking in the Registration Statement to remove from registration by means of a post-effective amendment any securities registered which remain unsold at the termination of the offering, the Company hereby removes from registration all of the Shares registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on August 31, 2011.

ZORAN CORPORATION

By:	/s/ Will Gardiner
Will Gardiner
Chief Executive Officer, President, Chief Financial Officer, Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Will Gardiner Will Gardiner	Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary and Sole Director (Principal Executive Officer and Principal Financial and Accounting Officer)	August 31, 2011